As Filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT No. 333-187621

UNDER

THE SECURITIES ACT OF 1933

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-3690261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado 80228

(303) 568-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rhonda J. Parish

Chief Legal, People and Risk Officer

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul T. Schnell, Esq.

Sean C. Doyle, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement of Einstein Noah Restaurant Group, Inc. (“Einstein Noah”) on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-187621, filed on March 29, 2013, pertaining to the registration of up to 10,733,469 shares of Einstein Noah’s common stock, par value $0.001 (“Einstein Noah Common Stock”) to be resold by Greenlight Capital L.L.C. and its affiliates

Einstein Noah, JAB Beech Inc., a Delaware corporation (“JAB”), and Spruce Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of JAB (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of September 29, 2014, pursuant to which Einstein Noah merged with and into Spruce Merger Sub, with Einstein Noah continuing as the surviving corporation (the “Merger”). On October 6, 2014, JAB and Merger Sub offered to purchase all outstanding shares of Einstein Noah Common Stock, at a price of $20.25 per share, net to the seller in cash (less any required withholding taxes and without interest). The Merger became effective on November 5, 2014 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Einstein Noah has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Einstein Noah in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Einstein Noah hereby removes from registration any and all securities of Einstein Noah registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Einstein Noah certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on November 6, 2014.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Name:	Rhonda J. Parish
Title:	Chief Legal, People and Risk Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by or on behalf of the following persons in the capacities indicated, on November 6, 2014.

Signature	Title

/s/ Joachim Creus Name: Joachim Creus	Director

/s/ David Bell Name: David Bell	Director

/s/ Markus Hopmann Name: Markus Hopmann	Director

/s/ Frank Paci Name: Frank Paci	President and Chief Executive Officer

/s/ John Coletta Name: John Coletta	Chief Financial Officer

/s/ Robert E. Gowdy, Jr. Name: Robert E. Gowdy, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)

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